EXHIBIT 5.02(1)
PERFORMANCE SHARE AWARD
PURSUANT TO THE SPARTECH CORPORATION
2004 EQUITY COMPENSATION PLAN

Award No.:	PS-20___-______

Award Date:	_________, 20___

Participant:	____________

Performance Shares:	_________

Performance Period:	_________[Specify, e.g. 2008-2010 for Fiscal 2008 Awards]

Payment Date:	_________, 20___[First trading day in January after close of Performance Period — e.g. January 3, 2011 for Fiscal 2008 Awards]
     This Performance Share Award (“Award”) is granted by Spartech Corporation (the “Company”) to the individual named above (“Participant”), as of the date specified above (the “Award Date”), pursuant to the Spartech Corporation 2004 Equity Compensation Plan (as amended and in effect from time to time, the “Plan”). Capitalized terms not defined herein have the meanings given to them in the Plan.
     Subject to the terms and conditions set forth in this Award and the Plan, and subject to the Participant’s written acknowledgment and acceptance of this Award, the Company hereby grants to the Participant, as deferred compensation, that number of Performance Shares specified above (the “Performance Shares”), each Performance Share representing the right to receive, on the Payment Date specified above (the “Payment Date”), a number of shares of Company common stock, $.75 par value per share (“Common Stock”) in the amount and subject to the conditions specified in this Award.
     This Award is subject to the terms of the Plan, to the achievement of the Performance Criteria attached hereto (the “Performance Criteria”), and to the other terms and conditions contained in Exhibit A attached hereto. Among other things, Exhibit A contains important additional information on vesting and forfeiture of the Performance Shares.
     This Award is void unless signed by the Participant and returned to the Company by the 60th day after the Award Date.

SPARTECH CORPORATION
By:
(Name)____________
(Title)_____________

* * * * *
     By signing below, the Participant hereby acknowledges and accepts the above Award subject to the terms set forth above and in the Plan, and also acknowledges receipt of a copy of the Plan and the current Prospectus for the Performance Shares and the underlying Common Stock.
Participant:____________
Date Signed:____________

Performance Criteria for 20_-20__ Performance Period
Award No. PS-20_-___
Dated ___________
[To be specified for each Award or group of Awards]

EXHIBIT A
TO
PERFORMANCE SHARE AWARD
     1. Rights of the Participant with Respect to the Performance Shares. The Performance Shares are a form of deferred compensation. They do not and shall not entitle the Participant to any of the rights of a holder of Common Stock, and no shares of Common Stock shall be issued to the Participant prior to the Payment Date, as hereafter defined. The Performance Shares shall not entitle the holder to any voting rights nor to any dividends or payments except as expressly set forth herein. Neither this Award nor any action taken pursuant to or in accordance with this Award shall be construed to create a trust of any kind.
     2. Additional Performance Shares. On each date on or before the Payment Date that the Company pays a cash dividend to holders of Common Stock generally, the Company shall credit to the Participant an additional number of Performance Shares equal to the total number of Performance Shares previously credited to the Participant under this Award multiplied by the dollar amount of the cash dividend per share of Common Stock paid by the Company on such date, divided by the fair market value of a share of Common Stock on such date, as determined by the Company in good faith. Any fractional amount resulting from such calculation shall be included to at least two decimal places.
     3. Nontransferability of Award and Performance Shares. Neither this Award nor the Performance Shares shall be transferable other than by the Participant’s last will and testament or the laws of descent and distribution, or by court order. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Participant.
     4. Conversion of Performance Shares; Issuance of Deferred Shares.
     (a) After the close of the Performance Period and on or before the Payment Date specified above, the Compensation Committee of the Company’s Board of Directors (the “Committee”) shall certify in writing the extent to which the specific performance targets specified in the Performance Criteria have been met, and the resulting Performance Factor(s) to be applied to the Performance Shares (as specified in the Performance Criteria). The determination of the Committee as to the extent to which the Performance Criteria have been met shall be conclusive and binding on all parties. If for any reason the Committee is unable to determine the applicable Performance Factor(s) by the Payment Date specified above, then the Payment Date shall be extended until the first trading day after the Committee makes such determination. If the Common Stock is trading ex-dividend on the specified or extended Payment Date, then the Payment Date shall be further extended until the first trading day after the payment of the dividend. In no event shall the Payment Date be later than the last day of the calendar year in which the Payment Date specified above occurs.
     (b) On the Payment Date, the Performance Shares shall be converted into the right to receive a number of shares of Common Stock (the “Deferred Shares”) equal to (i) the number of Performance Shares (or the various weighted percentages thereof, if applicable) multiplied by (ii) the applicable Performance Factor(s). The resulting number shall be rounded to the nearest whole share.
     (c) The Company shall as promptly as practicable thereafter cause certificates for the Deferred Shares to be issued and delivered to or as directed by the Participant or, in the case of the Participant’s death, to the person or persons to whom the Participant’s rights under this Award shall have passed by will or by the applicable laws of descent and distribution, subject to Section 5.
     5. Taxes.
     (a) Tax Withholding. Unless the Participant makes advance arrangements satisfactory to the Company to reimburse the Company in a timely manner for the withholding taxes payable by the Company under any federal, state or local tax law related to the grant of this Award or the vesting and receipt of the Deferred Shares, the Company:
(i)	May withhold from the Deferred Shares otherwise deliverable to the Participant under this Award, a number of such shares having a fair market value sufficient to satisfy its tax withholding obligations at the minimum statutory rate, in which case the calculation shall be made prior to any rounding pursuant to paragraph 4(b), and/or

(ii)	May take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations.
     (b) Valuation for Tax Purposes. For income and withholding tax purposes, the per-share fair market value of the Deferred Shares on a given date shall be deemed to be the closing price of the Company’s common stock on the New York Stock Exchange on such date (or if such date is not a trading day, then the opening price on the next trading day), except to the extent a different valuation method may be required to be used by applicable tax laws or regulations.
     (c) No Commitment As to Tax Treatment. Neither the Company nor any subsidiary makes any commitment or guarantee that any federal or state tax treatment will apply or be available to the Participant. The Participant agrees to indemnify the Company for the Participant’s portion of any social insurance obligations or taxes arising under any foreign law with respect to the grant of this Award, the vesting or receipt of the Deferred Shares, or the sale or other disposition of the Deferred Shares.
     6. Termination of Employment.
     (a) If prior to the Payment Date, the Participant’s Employment is terminated by the Company for Cause or the Participant voluntarily resigns his or her Employment, then this Award shall automatically be cancelled and the Company shall have no further liability to the Participant by reason of this Award.
     (b) If prior to the Payment Date the Participant’s Employment is terminated by the Company without Cause or the Participant’s Employment terminates because of the Participant’s death, Disability or Retirement, then the number of Performance Shares shall be multiplied by a fraction the numerator of which is the number of years (rounded to the nearest full year) the Participant was Employed during the Performance Period and the denominator of which is the total number of years (rounded to the nearest full year) in the Performance Period; but the Award as so adjusted shall continue in effect in accordance with its terms. For purposes of this paragraph, a year means a twelve-month period beginning on the first day of the Performance Period or its anniversary.
     (c) Notwithstanding anything in this Award to the contrary, Deferred Shares shall not be delivered pursuant to Section 4(b) to a Participant who is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code) on the date of the Participant’s termination of employment with the Company and whose employment with the Company is terminated by the Company either (i) without Cause, or (ii) on account of a Change of Control, or (iii) on account of the Participant’s Retirement before the Payment Date, until the later of (i) the Payment Date or (ii) the first trading day of the seventh consecutive full calendar month immediately following the calendar month in which the Participant’s employment with the Company is terminated.
     7. Additional Definitions. For purposes of this Award:
     (a) “Cause” means any of the following:
(i)	Conviction of a misdemeanor involving physical harm, moral turpitude, fraud or misappropriation, or conviction of any felony; or

(ii)	Dishonesty or theft materially adversely affecting the Company’s assets, business reputation or standing in the community; or

(iii)	Drunkenness or drug abuse in violation of the Company policies or affecting the Participant’s performance of his or her usual and customary employment duties or materially adversely affecting the Company’s assets, business reputation or standing in the community; or

(iv)	The failure of the Participant, within ten days after receipt of written notice thereof from his or her supervisor, to correct, cease or otherwise alter any failure to comply with the Company’s lawful policies or instructions concerning the Participant’s employment; or

(v)	Any other act or circumstance constituting “cause” under any applicable employment contract or collective bargaining agreement, or constituting “cause” under common law if the act or circumstance is determined by Spartech Corporation’s Board of Directors (the “Board”) or Chief Executive Officer to have a substantial likelihood of materially adversely affecting the Company’s assets or business, or, if it is or were to become publicly known, the Company’s business reputation or standing in the community.
For purposes of this definition, “the Company” includes any of the Company’s subsidiaries.
     (b) “Change in Control” means:
(i)	The occurrence of the “Distribution Date” as such term is defined in the Rights Agreement dated as of April 2, 2001 between the Company and Mellon Investor Services LLC; or

(ii)	If the “Redemption Date” or the “Final Expiration Date,” as such terms are defined in the aforesaid Rights Agreement, has occurred, the acquisition by any Person of 50% or more of the combined voting power of all the Company’s then outstanding voting securities, unless prior to such acquisition the Board has approved such acquisition and determined that it is in the best interests of the Company and its shareholders; or

(iii)	The approval by the Board of any merger, consolidation or other transaction involving the Company, or of any one of a series of related transactions, as a result of which (A) the Company would not be the surviving corporation, or (B) the holders of the Company’s common stock immediately prior to such transaction would not own at least a majority of the voting power of the Company immediately after the transaction in substantially the same relative proportions as they owned the Company’s common stock immediately prior to the transaction, or (C) the Company’s common stock would be converted into cash or other securities of the Company other than voting securities having substantially the same relative and proportionate voting power in the entity or entities surviving the transaction as the common stock has immediately prior to the transaction; or

(iv)	The commencement of any tender offer subject to Section 14(d) of the Exchange Act for 20% or more of the Company’s common stock; if the person making such offer could own 50% or more of such common stock when the tender offer terminates; or

(v)	Any change or changes in the composition of the Board within any twenty-four month period such that the individuals constituting the Board at the beginning of such period, together with any individuals who became directors after the beginning of such period whose election by the Board or nomination for election by the Company’s shareholders was approved by at least a majority of the directors who were on the Board at the beginning of such period or whose election was previously approved in the same manner, cease to constitute a majority of the Board; or

(vi)	The approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.
For purposes of this definition, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Company stock.
However, in the event that any provision of this definition of Change in Control provides for a smaller degree of change of ownership than that required in the corresponding meaning of change in the ownership or effective control of a corporation, or change in the ownership of a substantial portion of the assets of a corporation in Proposed Treasury Regulation 1.409A-3(g)(5) or any successor regulation, the determination as to whether there has been a Change in Control shall be determined by the provisions of such Proposed Treasury Regulation 1.409A-3(g)(5) or such successor regulation.
On the date a Change in Control occurs, notwithstanding anything else to the contrary herein, (i) if the Performance Period has not been completed, the Performance Period shall be deemed to have ended and the applicable Performance Criteria and formulas or standards shall be appropriately adjusted by the Committee to reflect the length of the Performance Period in comparison to the original Performance Period; and (ii) the fair market value of the Deferred Shares payable with respect to the Performance Period shall be determined by the Committee in its best judgment and such value shall be immediately payable in cash in full satisfaction of this Award; and (iii) if by reason of this Section 7 an excise or other special tax (“Excise Tax”) is imposed on such payment (the “Award Payment”), the amount of the Award Payment shall be increased by an amount which, after payment of income taxes, payroll taxes and Excise Tax thereon, will equal such Excise Tax on the Award Payment.
     (c) “Disability” means the condition of being “disabled” as defined in Section 409A(a)(2)(C) of the Internal Revenue Code (the “Code”). Unless otherwise required under applicable provisions of the Code, the Disability of a Participant shall be determined by a licensed physician chosen by the Company.
     (d) “Employment” means substantially full-time employment by the Company or a subsidiary. In this regard, the transfer of the Participant’s employment between the Company and a subsidiary or between subsidiaries shall not be deemed to be a termination of Employment. Moreover, the Participant’s Employment shall not be deemed to have been terminated because of absence from active employment on account of temporary illness or authorized vacation or temporary leaves of absence from active employment granted by the Company or a subsidiary for reasons of professional advancement, education, health, or government service, or during military leave for any period if the Participant returns to active employment within 90 days after the termination of military leave, or during any period required to be treated as a leave of absence by virtue of any valid law or agreement. The Committee’s determination in good faith regarding whether a termination of Employment has occurred shall be conclusive.
     (e) “Retirement” means the permanent withdrawal of the Participant from the conduct of regular, active business activities, on or after the Participant reaches the age of 60. Retirement does not preclude part-time employment, consulting or other activities expressly approved by the Company, or passive activities such as the management of the Participant’s investments.
     8. Additional Payment in Certain Events. In the event a payment or benefit pursuant to this Award is determined to be an “excess parachute payment” subject to an excise tax under Section 4999 of the Internal Revenue Code, the Company shall pay the Participant, within ten days of such determination, an amount equal to such excise tax plus an additional amount so that the net after tax effect on the Participant, considering Federal income, Insurance Contributions Act and Unemployment Tax Act taxes, state income taxes and the excise tax under Section 4999 of the Code, is the same as if such excise tax had not been imposed. In no event shall any amount to be paid to the Participant under this Section 8 be paid after the last day of the first calendar year immediately following the calendar year in which the Participant pays such taxes.
     9. Securities Law Restrictions. The Participant agrees that if at the Payment Date the sale of the Deferred Shares is not covered by an effective registration statement filed under the Securities Act of 1933 (the “Act”), the Participant will acquire the Deferred Shares for the Participant’s own account and without a view to resale or distribution in violation of the Act or any other securities law, and that the Participant will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with the Act or any other securities law or with this Award.
     10. Reorganization of the Company; Adjustment of Deferred Shares. The existence of this Award shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. However, if the Common Stock is subdivided, consolidated, increased, decreased, changed into or exchanged for a different number or kind of shares or other securities, whether through reorganization, merger, recapitalization, reclassification, capital adjustment or otherwise, or if the Company shall issue common stock or other securities as a dividend or upon a stock split, then for all purposes, references herein to Deferred Shares shall mean and include all securities or other property (other than cash) that holders of the Common Stock are entitled to receive in respect of the Common Stock by reason of each such event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying Deferred Shares. However, in computing any adjustment hereunder, any fractional share or other fractional security which might otherwise become subject to issuance may be eliminated.
     11. No Guarantee of Employment or Other Contract Right. This Award is not a contract of employment, and neither this Award nor the Plan shall confer upon the Participant any right with respect to continuance of employment or other service with the Company or any subsidiary, or interfere in any way with any right the Company or any subsidiary would otherwise have to terminate the Participant’s employment or other service. Receipt of this Award shall not be deemed to create a right to receive any future performance share or performance unit, restricted stock unit, restricted stock, stock option, stock appreciation right or other award or bonus in any form, and shall not constitute an acquired labor right for purposes of any foreign law. This Award is not a part of the Participant’s salary or wages and shall not afford the Participant any additional right to severance payments or other termination awards or compensation under any Company policy or any domestic or foreign law as a result of the termination of the Participant’s employment for any reason whatsoever.
     12. Amendment and Termination. No amendment or termination of this Award which would impair the rights of the Participant may be made without the written consent of the Participant. No amendment or termination of the Plan may impair the rights of the Participant under this Award without the written consent of the Participant.
     13. Severability. If any provision of this Award shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable and shall not affect the remaining provisions of this Award, and this Award shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.
     14. Governing Law. This Award shall be construed in accordance with the laws of the State of Missouri.
End of Exhibit A